EXHIBIT B-8
                         OPINION AND CONSENT OF COUNSEL

                     THE LAW OFFICES OF DAVID D. JONES, P.C.
                              518 Kimberton, # 134
                             Phoenixville, PA 19460
                             (610) 718-5382 (phone)
                              (610) 528-5391 (fax)
                          davidjones@enter.net (e-mail)



Aapex Funds, Inc.                                             January 15, 1999
141 West Jackson Street, Suite 3602
Chicago, Illinois  60604

Dear Sirs:

As counsel to Aapex Funds, Inc. (the "Company"), a corporation organized under the laws of the State of Maryland, I have been asked to render my opinion with respect to the issuance of an indefinite number of shares of beneficial interest of the Company (the "Shares") representing proportionate interests in the Aapex Equity Fund (the "Fund"). The Shares of the Fund are a series of the Company presently consisting of one class of shares, the No-Load Class, all as more fully described in the Prospectus and Statement of Additional Information contained in the Registration Statement on Form N-1A, to which this opinion is an exhibit, to be filed with the Securities and Exchange Commission.

I have examined the Company's Articles of Incorporation, the Prospectus and Statement of Additional Information contained in the Registration Statement, and such other documents, records and certificates as deemed necessary for the purposes of this opinion.

Based on the foregoing, I am of the opinion that the Shares, when issued, delivered and paid for in accordance with the terms of the Prospectus and Statement of Additional Information, will be legally issued, fully paid, and non-assessable by the Company.

Further, I give my permission to use this opinion for whatever purposes needed by the Company.


Very Truly Yours,


David D. Jones
Attorney & Counselor at Law